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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of TC PipeLines GP, Inc.,
General Partner of TC PipeLines, LP:

We consent to the use of our report dated January 23, 2007, with respect to the consolidated balance sheets of Great Lakes Gas Transmission Limited Partnership and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income and partners' capital and cash flows for each of the years in the three-year period ended December 31, 2006, incorporated by reference herein, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/  KPMG LLP

Detroit, Michigan

June 4, 2007

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM